Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement Form S-8 of our report dated March 31, 2022, relating to the consolidated financial statements of Shapeways Holdings, Inc. appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2021 and 2020.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
October 28, 2022